Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

Ashford Inc.

Monty J. Bennett

Deric S. Eubanks

J. Robison Hays, III

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$5,500,000.00	(1)	0.00014760	$811.80	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$5,500,000.00
Total Fees Due for Filing				$811.80
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$811.80

(1)	Calculated solely for purposes of determining the filing fee. This amount assumes the acquisition of approximately 1,100,000 shares of common stock for $5.00 per share in cash in lieu of issuing fractional shares to holders of less than 5,000 shares of common stock after the proposed reverse/forward stock split.

(2)	The filing fee is calculated in accordance with Rule 0-11(b) by multiplying the Total Transaction Valuation of $5,500,000.00 by 0.00014760.